Exhibit 99.1

Inducement Award Pursuant to Nasdaq Rule 5635(c)(4)
________, 2020

LSI INDUSTRIES INC.

NON-QUALIFIED STOCK OPTION GRANT AGREEMENT

LSI INDUSTRIES INC. (the “Company”) hereby irrevocably grants you (the “Participant”), on ________, 2020 (the “Grant Date”) the right and option to purchase _______ shares of the Company’s common stock, no par value per share (“Common Stock”), subject to the restrictions, terms and conditions herein.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of options provided for herein to the Participant, on the terms and conditions described in this Stock Option Grant Agreement (the “Agreement”); and

WHEREAS, the Company intends that the award of options provided for herein shall satisfy the conditions of Nasdaq Listing Rule 5635(c)(4) as an inducement award such that the award shall not decrease the shares of Common Stock available for issuance under the 2019 Omnibus Award Plan (as may be amended from time to time, the “Plan”) even though the award of options shall be otherwise governed by the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.     Terms and Conditions.

(a)     Vesting.  The option herein granted shall become exercisable in whole or in part as follows:

(i)     Exercisable as to 33% of the shares (rounded down to the nearest whole share) on the first anniversary of the Grant Date;

(ii)     Exercisable as to an additional 33% of the shares (rounded down to the nearest whole share) on the second anniversary of the Grant Date;

(iii)     Exercisable in its entirety on and after the third anniversary of the Grant Date;

(iv)     Exercisable in its entirety (x) upon the death of the Participant while the Participant is employed by the Company or (y) in the event of Disability (as defined in the Plan) of the Participant while the Participant is employed by the Company;

(v)     If the Participant retires from the Company at any time following the first anniversary of this Agreement and at such time satisfies the Normal Retirement Criteria (defined below), the option herein granted shall continue to become exercisable as set forth in clauses (ii) through (iii) of this Section 1(a).  The Normal Retirement Criteria will be satisfied if the Participant shall (x) retire (and satisfy the Company’s criteria for retirement at such time) from the Company, (y) be at least 55 years of age at the time of such retirement, and (z) have at least ten credited years of service with the Company or its subsidiaries at the time of such retirement;

(vi)     If at the time of retirement the Participant satisfies the Normal Retirement Criteria and subsequently dies or becomes Disabled before the Participant’s option herein granted becomes exercisable in its entirety as set forth in clause (iii) of this Section 1(a), the option herein granted shall become exercisable as set forth in clause (iv) of this Section 1(a);

(vii)     Notwithstanding anything to the contrary in Section 1(a)(iv), in the event of a Change in Control (as defined in the Plan), unless the successor company, or a parent of the successor company in the Change in Control agrees to assume, replace, or substitute the option granted hereunder (as of the consummation of such Change in Control) with an option on substantially identical terms, as determined by the Committee, if the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated within two years following a Change in Control either (x) by the Company or its Affiliates (or any successor thereto) without Cause (as defined in the Plan) or (y) by the Participant with Good Reason, the option granted hereunder shall become exercisable in its entirety as of the date of such termination. As used herein, “Good Reason” shall mean the occurrence of any of the following: (i) a material breach by the Company or its Affiliates (or any successor thereto) of this Agreement or any employment agreement to which Participant is a party; (ii) a material reduction in the Participant’s authority, duties and responsibilities; or (iii) the Company requires the Participant to permanently relocate by more than 50 miles from the existing LSI Cincinnati location as a condition of his employment. If the Participant does not terminate his employment within 60 days after the first occurrence of the circumstances giving rise to Good Reason, then the Participant will be deemed to have waived such right to terminate for Good Reason with respect to such circumstances.

(b)     Forfeiture.  The unexercised portion of the option herein granted, to the extent the option is vested, shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

(i)     the expiration of ten years from the date on which the option was granted;

(ii)     the expiration of 90 days from the date of termination of the Participant’s employment from the Company in the event such termination of employment does not result from the Participant’s death or Disability;

(iii)     twelve months after the date of the Participant’s Disability when such Disability occurs while the Participant is employed by the Company;

(iv)     twelve months after death of the Participant when the Participant dies while employed by the Company;

(v)     Participant’s termination of employment with the Company for Cause.

(c)     Notwithstanding the foregoing, in the event that any unexercised portion of the option herein granted would terminate and become null and void in accordance with Section 1(b) and the Fair Market Value of the unexercised portion of the option herein granted exceeds the full price for each of the shares purchased pursuant to such option, the then vested portion of the option herein granted shall be deemed to be automatically exercised by the Participant on such last trading day by means of  a net exercise without any action by the Participant.   Upon such automatic exercise, the Company shall deliver to the Participant the number of shares of Common Stock for which the option was deemed exercised less the number of shares of Common Stock having a Fair Market Value, as of such date, sufficient to (1) pay the full price for each of the shares of Common Stock purchased pursuant to the option herein granted and (2) satisfy all applicable required tax withholding obligations.  Any fractional share shall be settled in cash.  For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 1(b) to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Agreement.

(d)     The full price for each of the shares purchased pursuant to the option herein granted shall be $____.

(e)     Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part.  No shares shall be issued until full payment therefore has been made, and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until such shares shall have been issued.

(f)     No option granted hereunder may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(g)     In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations, or combinations of shares prior to complete exercise of the option herein granted which change the character or amount of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant’s executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant’s executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however, that if the change is of such nature that the Participant or the Participant’s executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgment, deem equitable; provided, further, that the foregoing shall not limit the Company’s ability to otherwise adjust the option in a manner consistent with Section 12 of the Plan.

2.     Restrictive Covenant; Clawback; Incorporation by Reference.

(a)     Restrictive Covenant.  The option granted hereunder is conditioned upon the Participant’s agreement to this Agreement and compliance with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement executed by the Participant.

(b)     Clawback.  Notwithstanding anything to the contrary contained herein, the option granted hereunder may be terminated and become null and void without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement (including, as applicable, the Non-Competition, Non-Solicitation and Non-Disclosure Agreement executed by the Participant) between the Participant and the Company or any Affiliate.  If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the option granted hereunder (which gain shall be deemed to be an amount equal to the difference between the price for shares set forth in Section 1(d) above and the Fair Market Value (as defined in the Plan), on the applicable exercise date, of the shares of Common Stock for which the option was exercised), and repay such gain to the Company.

(c)     Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of this Agreement will control.

3.     Compliance with Legal Requirements.  The granting and delivery of the option granted hereunder, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local, and foreign laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required.

4.     Transferability.  The option granted hereunder may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.     Miscellaneous.

(a)     Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b)     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)     No Right to Employment.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever.  Although over the course of employment terms and conditions of employment may change, the at-will term of employment of the Participant will not change.

(d)     Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e)     Entire Agreement.  This Agreement, the Plan and, if applicable, the contain Non-Competition, Non-Solicitation and Non-Disclosure Agreement the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, however, the Participant understands that the Participant may have an existing agreement(s) with the Company, through prior awards, acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in the Non-Competition, Non-Solicitation and Non-Disclosure Agreement referenced above, and acknowledges that the Non-Competition, Non-Solicitation and Non-Disclosure Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide the Company with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement that would release the Participant from the obligations the Participant has assumed under the restrictive covenants in any of these agreements.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

(f)     Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Ohio. Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

(g)     Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

[Remainder of page left blank; signature page follows.]

By accepting this Agreement through the online acceptance tool on ________________ website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan and consents to the electronic delivery of any documents that the Company elects to deliver in connection with this Agreement.

LSI INDUSTRIES INC.

By:
Name:
Title:

PARTICIPANT

_________________________
Name:

7